UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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EXXON MOBIL CORPORATION

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ENERGY FACTOR PERSPECTIVE POST

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Bart Cahir

04.08.2021

ExxonMobil is the first company to file an application with the U.S. Environmental Protection Agency (EPA) to use new technologies to detect methane emissions at oil and natural gas sites.

We are seeking approval with the EPA for an “Alternate Means of Emissions Limitation” so that we can use airplanes equipped with detection technology to conduct flyover inspections over large areas. This would enable us to detect methane leaks across a broad geography and then send crews out to fix leaks more efficiently, ultimately enhancing the compliance methods now required.

Existing regulations currently stipulate that individuals must travel from site to site with a hand-held camera to inspect each piece of equipment. Through the EPA’s process, we look forward to demonstrating how this alternative method works well across multiple distributed sites.

Effective methane detection technologies

We hope this process will pave the way for more flexibility for industry to deploy new technologies that can lead to a better result for everyone. Over time, technologies such as this can enable us to further reduce methane emissions from operations on private, state and federal lands alike, while continuing to support thousands of jobs and drive billions of dollars in economic impact. We share the long-term goal of having the entire industry find and fix emission leaks most effectively.

ExxonMobil has been at the forefront of looking for new and better ways to detect methane leaks, and this industry first is a concrete result that we believe warrants adoption by regulators.

Reducing methane emissions

Reducing leaks is part of our overall commitment to reduce methane emissions in our operations. Between 2016 and 2020 the company eliminated more than 67,000 tonnes of methane from its unconventional operations, and recently outlined plans for further reductions in methane intensity by 40-50% by 2025, compared to 2016. This includes our direct (Scope 1) and indirect (Scope 2) emissions from our operated assets and is expected to result in a 40 to 50 percent decrease in our absolute methane emissions globally.

We’re working hard to reduce our own methane emissions, we’ve long advocated for federal methane regulations from both new and existing sources, and we’re proud to be leading the way in deploying new technology.

Learn more about our commitment to reducing methane emissions.

Bart Cahir is Senior Vice President, Unconventional, ExxonMobil Upstream Oil & Gas Company.

ENERGY FACTOR NEWSLETTER
EF Newsletter Copy (220-250 characters)	Finding better ways to detect methane can enable us to further reduce our methane emissions. ExxonMobil is the first company to file an application seeking EPA approval to use new methane-detection technology in flyover inspections, a proposal that could identify and fix leaks efficiently.

SOCIAL MEDIA

Post Copy A: We’re seeking approval with the EPA for an “Alternate Means of Emissions Limitation” so that we can use airplanes equipped with detection technology to conduct flyover inspections and detect methane leaks, which would enable us to fix methane leaks more efficiently. This industry first is a concrete result we believe warrants adoption by regulators. [LINK TO BLOG]

Post Copy B: We’re seeking approval with the EPA for an “Alternate Means of Emissions Limitation” so we can use airplanes equipped with detection technology to conduct flyover inspections. [LINK TO BLOG]

Static image carousel/album	Image copy: ExxonMobil is the first company to file an application with the EPA to use new technologies to detect methane emissions at oil and natural gas sites. Proxy disclaimer.

Proxy disclaimer:

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.

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